Exhibit 99

Corn Products International, Inc.

Westchester, Ill 60154

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Investors and Media: Aaron Hoffman, 708-551-2592

CORN PRODUCTS INTERNATIONAL REPORTS STRONG FOURTH QUARTER

AND FULL YEAR 2011 RESULTS

•                  Fourth quarter 2011 reported EPS rose 82 percent from $0.67 to $1.22

•                  Fourth quarter 2011 adjusted EPS increased 6 percent from $1.05 to $1.11

•                  Full year 2011 reported EPS was up 142 percent from $2.20 to $5.32

•                  Full year 2011 adjusted EPS increased 44 percent from $3.24 to $4.68

WESTCHESTER, Ill., February 9, 2012 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of ingredient solutions to diversified industries, today reported significant increases in both reported and adjusted earnings per share.

“Corn Products delivered another very good quarter and closed out an outstanding year,” said Ilene Gordon, chairman, president and chief executive officer.  “Through challenging economic and weather conditions around the world, our businesses executed against plan, driving meaningful growth while investing for the future.  At the same time, we continued the successful integration of the National Starch acquisition.

“As we look forward to 2012, we believe that we are well positioned to deliver further top and bottom line growth while building on our strong geographic positions and expanding our product portfolio of starch and sweetener ingredients,” Gordon added.

-more-

Earnings per share (EPS)

Fourth quarter diluted EPS rose 82 percent to $1.22 compared to $0.67 last year.  The fourth quarter of 2011 included a $0.23 one-time non-cash post-retirement plan benefit, partially offset by $0.09 of business integration costs and $0.03 of restructuring charges.  The fourth quarter of 2010 included a $0.23 per share charge related to the fair value mark-up of acquired inventory and $0.15 of acquisition costs.  Excluding these items, adjusted EPS rose 6 percent from $1.05 to $1.11 in the quarter.

Full year 2011 diluted EPS rose 142 percent to $5.32 from $2.20 in the year-ago period.  Full year 2011 EPS included a $0.23 one-time non-cash post-retirement plan benefit, $0.26 of business integration costs, $0.08 of restructuring charges, and a $0.75 gain as a result of a payment from the Government of Mexico pursuant to a settlement in the Company’s favor regarding a North American Free Trade Agreement (NAFTA) dispute.  Full year 2010 included $0.34 of acquisition costs, $0.29 of restructuring charges, $0.23 per share charge related to the fair value mark-up of acquired inventory, and $0.18 of bridge loan fees and acquisition-related financing costs.  Excluding these items, adjusted EPS rose 44 percent from $3.24 in the year-ago period to $4.68 in 2011.

Financial Highlights

•                  During 2011, net financing costs were $78 million versus $64 million in the previous year.  The increase is primarily related to debt associated with the National Starch acquisition and higher working capital.

•                  The effective tax rate as reported was 34.2 percent for the fourth quarter of 2011 and 33.4 percent in 2010.  For the full year, the effective tax rate was 28.8 percent and 36.1 percent in 2010.

•                  At December 31, 2011, total debt and cash and cash equivalents were $1.95 billion and $401 million, respectively, versus $1.77 billion and $302 million, respectively, at December 31, 2010.

•                  For full year 2011, cash flow from operations was approximately $300 million compared to $394 million in the year-ago period.  The decrease primarily reflects higher costs of raw materials and increased inventory and accounts receivable levels related to sales growth.

•                  During 2011, the Company repurchased approximately one million shares of its common stock at an average price of $45.13 per share.

•                  Capital expenditures, net of disposals, were approximately $260 million in 2011 compared to $156 million in 2010.

Business Review

North America

$ in millions	2010 Net sales	FX Impact	Volume	Price/mix	2011 Net sales	% change
Fourth quarter	738	-1	-7	105	834	+13%
Full year	2,439	19	476	422	3,356	+38%

Fourth quarter

•                  Volume down slightly due to comparison with very strong year-ago fourth quarter.

•                  Strong price/mix reflected higher input costs.

•                  Operating income down 12 percent from $84 million to $74 million, as a result of higher net corn costs.

Full year

•                  Stable demand trends.

•                  Sales growth driven by acquired business volume and higher pricing.

•                  In 2011, operating income in North America increased 30 percent from $249 million to $322 million.  The increase of $73 million is a result of incremental income from the acquired business, margin improvement from pricing and cost savings.

South America

$ in millions	2010 Net sales	FX Impact	Volume	Price/mix	2011 Net sales	% change
Fourth quarter	367	-21	-19	73	400	+9%
Full year	1,241	34	-15	310	1,570	+26%

Fourth quarter

•                  Significant price pass-through to cover higher input costs.

•                  Volumes soft due to slower economic growth and weather.

•                  Operating income in the quarter was $58 million, up 17 percent from $50 million in the year-ago period.  The increase in operating income was driven by strong price/mix which more than offset foreign exchange headwinds and soft volumes.

Full year

•                  Strong price/mix reflected higher input costs.

•                  In 2011, operating income in South America increased 24 percent from $163 million to $203 million due to positive price/mix.

Asia Pacific

$ in millions	2010 Net sales	FX Impact	Volume	Price/mix	2011 Net sales	% change
Fourth quarter	183	—	-7	10	186	+1%
Full year	433	17	266	48	764	+76%

Fourth quarter

•                  Mixed demand trends across the region.

•                  Operating income grew 9 percent in the fourth quarter from $16 million to $18 million due primarily to improved pricing and lower operating expenses.

Full year

•                  Sales growth driven by the acquired business volume and higher pricing.

•                  In 2011, operating income in Asia Pacific increased 181 percent from $28 million to $79 million driven by incremental income from the acquired business.

Europe, Middle East, Africa (EMEA)

$ in millions	2010 Net sales	FX Impact	Volume	Price/mix	2011 Net sales	% change
Fourth quarter	119	-4	-3	15	127	+7%
Full year	254	-7	232	51	530	+109%

Fourth quarter

•                  Softer volume as European economy remains under pressure.

•                  Operating income grew 72 percent in the quarter from $11 million to $19 million as margin recovery continued in Europe.

Full year

•                  Sales growth driven by the acquired business volume and higher pricing.

•                  In 2011, operating income in EMEA increased 126 percent from $37 million to $84 million due to incremental income from the acquired business and organic growth.

2012 Guidance

Reported EPS expectations for 2012 are in a range of $4.84 to $5.09.  The guidance includes an anticipated $0.16 per share of acquisition integration and restructuring charges.  Excluding those charges, adjusted EPS for 2012 is expected to be in a range of $5.00 to $5.25, an increase of 7 percent to 12 percent compared to 2011 adjusted EPS.  2012 is expected to show stronger comparisons in the second half of the year due to the timing of raw material hedges and the relative strength of the comparable periods.

Net sales are expected to reach $7 billion in 2012.

The effective tax rate for 2012 is estimated to be between 31 percent and 33 percent.

Capital expenditures in 2012 are anticipated to be between $275 million and $325 million and should support growth investments across the organization, particularly in North and South America and EMEA.

Conference Call and Webcast

Corn Products International will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Cheryl Beebe, chief financial officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.

About the Company

Corn Products International, Inc. is a leading global ingredient provider to the food, beverage, brewing and pharmaceutical industries as well as numerous industrial sectors.  The Company produces ingredients that provide valuable solutions to customers in approximately 50 countries.  For more information, visit www.cornproducts.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses, including National Starch; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Forms 10-Q or 8-K.

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Corn Products International, Inc. (“CPI”)

Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(In millions, except per share amounts)	2011	2010	%	2011	2010	%
Net sales before shipping and handling costs	$1,628.9	$1,487.9	9%	$6,543.9	$4,631.9	41%
Less: shipping and handling costs	81.3	81.1	0%	324.5	265.3	22%
Net sales	$1,547.6	$1,406.8	10%	$6,219.4	$4,366.6	42%
Cost of sales	1,267.2	1,161.2	9%	5,093.0	3,642.8	40%
Gross profit	$280.4	$245.6	14%	$1,126.4	$723.8	56%

Operating expenses	143.5	144.9	(1)%	543.2	369.5	47%
Other (income), net	(32.9)	(2.4)		(97.6)	(9.7)
Restructuring / impairment charges	3.8	0.5		10.0	24.5
Operating income	$166.0	$102.6	62%	$670.8	$339.5	98%
Financing costs, net	19.0	22.3	(15)%	77.4	64.0	21%
Income before income taxes	$147.0	$80.3	83%	$593.4	$275.5	115%
Provision for income taxes	50.2	26.8		170.6	99.4
Net income	$96.8	$53.5	81%	$422.8	$176.1	140%
Less: Net income attributable to non-controlling interests	1.7	1.5	13%	7.1	6.9	3%
Net income attributable to CPI	$95.1	$52.0	83%	$415.7	$169.2	146%

Earnings per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	76.0	76.0		76.4	75.6
Diluted	77.7	77.6		78.2	76.8

Earnings per common share of CPI:
Basic	$1.25	$0.68	84%	$5.44	$2.24	143%
Diluted	$1.22	$0.67	82%	$5.32	$2.20	142%

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	December 31, 2011	December 31, 2010
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$401	$302
Accounts receivable — net	837	763
Inventories	769	645
Prepaid expenses	24	20
Deferred income tax assets	71	24
Total current assets	2,102	1,754

Property, plant and equipment — net	2,156	2,156
Goodwill — net	562	572
Other intangible assets — net	347	364
Deferred income tax assets	19	69
Investments	10	12
Other assets	121	113
Total assets	$5,317	$5,040

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$148	$88
Deferred income taxes	—	5
Accounts payable and accrued liabilities	778	780
Total current liabilities	926	873

Non-current liabilities	243	240
Long-term debt	1,801	1,681
Deferred income taxes	199	236
Share-based payments subject to redemption	15	9

Equity
CPI stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 76,821,553 and 76,034,780 shares issued at December 31, 2011 and 2010, respectively	1	1
Additional paid-in capital	1,146	1,119
Less: Treasury stock (common stock; 938,666 and 11,529 shares at December 31, 2011 and 2010, respectively) at cost	(42)	(1)
Accumulated other comprehensive loss	(413)	(190)
Retained earnings	1,412	1,046
Total CPI stockholders’ equity	2,104	1,975
Non-controlling interests	29	26
Total equity	2,133	2,001

Total liabilities and equity	$5,317	$5,040

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(In millions)	2011	2010

Cash provided by operating activities:
Net income	$423	$176
Adjustments to reconcile net income to net cash provided by operating activities:
Gain from change in postretirement plan	(30)	—
Charge for fair value mark-up of acquired inventory	—	27
Bridge loan financing cost charge	—	20
Write-off of impaired assets	—	19
Depreciation and amortization	211	155
Decrease (increase) in margin accounts	(78)	18
Decrease (increase) in other trade working capital	(256)	27
Other	30	(48)
Cash provided by operating activities	300	394

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(260)	(156)
Payment for acquisition, net of cash acquired	(15)	(1,272)
Other	2	—
Cash used for investing activities	(273)	(1,428)

Cash provided by financing activities:
Proceeds from (payments on) debt, net	160	1,212
Issuance (repurchase) of common stock, net	(30)	17
Dividends paid (including to non-controlling interests)	(50)	(45)
Bridge loan financing costs	—	(20)
Debt issuance costs	—	(15)
Excess tax benefit on share-based compensation	6	6
Cash provided by financing activities	86	1,155

Effect of foreign exchange rate changes on cash	(14)	6
Increase in cash and cash equivalents	99	127
Cash and cash equivalents, beginning of period	302	175
Cash and cash equivalents, end of period	$401	$302

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended			Year Ended
	December 31,		Change	December 31,		Change
(Dollars in millions)	2011	2010	%	2011	2010	%
Net Sales
North America	$834.3	$737.6	13%	$3,355.9	$2,438.8	38%
South America	400.1	367.0	9%	1,569.6	1,240.8	26%
Asia Pacific	185.8	183.4	1%	763.9	433.5	76%
EMEA	127.4	118.8	7%	530.0	253.5	109%
Total	$1,547.6	$1,406.8	10%	$6,219.4	$4,366.6	42%

Operating Income
North America	$74.2	$84.1	(12)%	$322.2	$248.8	30%
South America	58.0	49.7	17%	202.6	163.1	24%
Asia Pacific	17.5	16.0	9%	79.2	28.2	181%
EMEA	18.7	10.9	72%	83.9	37.2	126%
Corporate	(17.5)	(12.7)	38%	(64.1)	(50.9)	26%
Sub-total	150.9	148.0	2%	623.8	426.4	46%
NAFTA award	—	—		58.4	—
Gain from change in a postretirement plan	29.4	—		29.4	—
Integration / acquisition costs	(10.5)	(17.5)		(30.8)	(35.0)
Restructuring / impairment charges	(3.8)	(0.5)		(10.0)	(24.5)
Charge for fair value mark-up of acquired inventory	—	(27.4)		—	(27.4)
Total	$166.0	$102.6	62%	$670.8	$339.5	98%

II. Capital expenditures

Capital expenditures, net of proceeds on disposals, for the years ended December 31, 2011 and 2010, were $260 million and $156 million, respectively.  For 2012, the Company anticipates capital expenditures to be in the range of $275 million to $325 million.

III.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs, acquisition and integration costs related to the acquisition of National Starch, and certain other unusual items.  The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Net Income and Earnings Per Share (“EPS”)

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2011		December 31, 2010		December 31, 2011		December 31, 2010
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to CPI	$95.1	$1.22	$52.0	$0.67	$415.7	$5.32	$169.2	$2.20

Add back (deduct):

NAFTA award	—	—	—	—	(58.4)	(0.75)	—	—

Gain from change in a postretirement plan, net of income tax of $11.4 million	(18.0)	(0.23)	—	—	(18.0)	(0.23)	—	—

Integration / acquisition costs, net of income tax benefit of $3.5 million and $10.2 million for the three months and year ended December 31, 2011, respectively, and $6.2 million and $9.0 million for the three months and year ended December 31, 2010, respectively	7.0	0.09	11.3	0.15	20.6	0.26	26.0	0.34

Restructuring / impairment charges, net of income tax benefit of $1.3 million and $3.5 million for the three months and year ended December 31, 2011, respectively, and $0.5 million and $2.7 million for the three months and year ended December 31, 2010, respectively	2.5	0.03	—	—	6.5	0.08	21.8	0.29

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $9.3 million	—	—	18.1	0.23	—	—	18.1	0.23

Bridge loan fees, net of income tax benefit of $6.9 million	—	—	—	—	—	—	12.7	0.16

Other acquisition-related financing costs, net of income tax benefit of $0.8 million	—	—	—	—	—	—	1.4	0.02

Non-GAAP adjusted net income	$86.6	$1.11	$81.4	$1.05	$366.4	$4.68	$249.2	$3.24

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2011	2010	2011	2010

Operating income	$166.0	$102.6	$670.8	$339.5

Add back (deduct):

NAFTA award	—	—	(58.4)	—

Gain from change in a postretirement plan	(29.4)	—	(29.4)	—

Integration / acquisition costs	10.5	17.5	30.8	35.0

Restructuring / impairment charges	3.8	0.5	10.0	24.5

Charge for fair value mark-up of acquired inventory	—	27.4	—	27.4

Non-GAAP adjusted operating income	$150.9	$148.0	$623.8	$426.4

Corn Products International, Inc. (“CPI”)

Reconciliation of EPS Guidance for 2012 to Non-GAAP EPS Guidance

(Unaudited)

Year Ended
December 31, 2012

Earnings per share guidance	$4.84 - $5.09

Add back:

Restructuring charges, net of income tax benefit	0.10

Integration costs, net of income tax benefit	0.06

Non-GAAP adjusted EPS guidance	$5.00 - $5.25